                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                                           OMB APPROVAL

                                                     OMB NUMBER        3235-0145
                                                     EXPIRES:  DECEMBER 31, 1997
                                                     ESTIMATED AVERAGE BURDEN
                                                     HOURS PER FORM........14.90



                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (AMENDMENT NO. _____)*


                              QualMark Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)



                           COMMON STOCK, no par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                   747587 103
--------------------------------------------------------------------------------
                                 (CUSIP Number)



                                 August 30, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                      [ ]    Rule 13d-1(b)
                      [X]    Rule 13d-1(c)
                      [ ]    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 6 pages

                                  SCHEDULE 13G

CUSIP NO. 747587 103                                           Page 2 of 6 pages

--------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         IRS. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

         Screening Systems, Inc. 95-3394616

--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [ ]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
   3     SEC USE ONLY

--------------------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         California

--------------------------------------------------------------------------------
   NUMBER OF              5    SOLE VOTING POWER

    SHARES                     620,000
                         -------------------------------------------------------
 BENEFICIALLY             6    SHARED VOTING POWER

   OWNED BY                    -0-
                         -------------------------------------------------------
     EACH                 7    SOLE DISPOSITIVE POWER

   REPORTING                   620,000
                         -------------------------------------------------------
    PERSON                8    SHARED DISPOSITIVE POWER

     WITH                      -0-
--------------------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         620,000

--------------------------------------------------------------------------------
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             [ ]

--------------------------------------------------------------------------------
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         14.9%

--------------------------------------------------------------------------------
   12    TYPE OF REPORTING PERSON*

         CO

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                Page 2 of 6 pages

                                  SCHEDULE 13G


CUSIP NO. 747587 103                                           Page 3 of 6 pages


ITEM 1.

    (a)   NAME OF ISSUER

          QualMark Corporation

    (b)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

          1329 West 121st Avenue
          Denver, Colorado  80234

ITEM 2.

    (a)   NAME OF PERSON FILING

          Screening Systems, Inc.

    (b)   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

          7 Argonaut
          Aliso Viejo, California  92656

    (c)   CITIZENSHIP

          United States

    (d)   TITLE OF CLASS OF SECURITIES

          This filing is made in regard to Common Stock, no par value per share, of QualMark Corporation (the "Common Stock").

    (e)   CUSIP NUMBER

          747587 103

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

    (a)   [ ]     Broker or Dealer registered under Section 15 of the Act,

    (b)   [ ]     Bank as defined in Section 3(a)(6) of the Act,

    (c)   [ ]     Insurance Company as defined in Section 3(a)(19) of the Act,

    (d)   [ ]     Investment Company registered under Section 8 of the
                  Investment Company Act,


                                Page 3 of 6 pages

                                  SCHEDULE 13G


CUSIP NO. 747587 103                                           Page 4 of 6 pages


    (e)   [ ]     Investment Adviser registered under Section 203 of the
                  Investment Advisers Act of 1940,

    (f)   [ ]     Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of
                  1974 or Endowment Fund; see 13d-1(b)(1)(ii)(F),

    (g)   [ ]     Parent Holding Company, in accordance with Rule
                  13d-1(b)(ii)(G); see Item 7,

    (h)   [ ]     Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

ITEM 4.   OWNERSHIP

    (a) AMOUNT BENEFICIALLY OWNED:

        The number of shares of Common Stock beneficially owned by Screening Systems, Inc. as of August 31, 1999 is 620,000. Such shares are issuable upon the exercise of a warrant to purchase Common Stock held by Screening Systems Inc.

    (b) PERCENT OF CLASS:

        At August 31, 1999 the percentage of Common Stock beneficially owned by Screening Systems, Inc. is 14.9%.

    (c) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

        (i) SOLE POWER TO VOTE OR TO DIRECT THE VOTE: Screening Systems, Inc. has sole power to vote or to direct the vote of 620,000 shares of Common Stock.

        (ii)  SHARED POWER TO VOTE OR TO DIRECT THE VOTE: -0-

        (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF: Screening Systems, Inc. has sole power to vote or to direct the vote of 620,000 shares of Common Stock.

        (iv)  SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF: -0-

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

    Not Applicable.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

    Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

    Not Applicable.


                               Page 4 of 6 pages

                                  SCHEDULE 13G


CUSIP NO. 747587 103                                           Page 5 of 6 pages


ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

    Not Applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

    Not Applicable.

ITEM 10. CERTIFICATION

    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purposes or effect.


                               Page 5 of 6 pages

                                    SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  September 8, 1999

                                          /s/ Betty A .Baker
                                          --------------------------------------
                                          Signature


                                          Betty A. Baker, President
                                          --------------------------------------
                                          Name / Title